Exhibit 99.1
Pinterest Q4 2021 Letter to Shareholders
February 3, 2022
Q421 & FY21 Highlights
•Our Q4 revenue grew 20% year over year to $847 million. We exceeded $2 billion in revenue for full year 2021 as revenue grew 52% year over year to $2,578 million.
•Our global Monthly Active Users (MAUs) decreased 6% year over year to 431 million. Our decline was primarily impacted by engagement headwinds as the pandemic continued to unwind, and lower traffic from search.
•Our GAAP net income was $175 million for Q4, including a $49 million one-time share-based compensation charge related to our co-founder’s transition and a $25 million non-cash charitable contribution. Our GAAP net income was $316 million for the full year 2021. Our Adjusted EBITDA1 was $351 million for Q4 and $814 million for the full year 2021.
2021 Review and 2022 Plan
Pinterest remains committed to its mission to bring everyone the inspiration to create a life they love. In 2021, we built the foundation for a new creator-led, video-first native content ecosystem, which we believe will enhance the value proposition of taking people from inspiration to action.
To enrich our new native content ecosystem, we built the infrastructure and tools for creating, publishing and delivering short-form video by creators. Some of our most visible product launches included an entirely new surface for vertical short form video, the Watch Tab, video responses to creators through Takes and a new live format, Pinterest TV. We’re committed to evolving how we inspire Pinners over the coming years, which we believe will lead to deeper and more frequent engagement.
Our investments in shopping helped Pinners take action on their inspiration. In 2021, we expanded shopping to 13 international markets and made it easier for Pinners to shop from different surfaces in our app where they find inspiration – right from a static Pin or Idea Pin or within search. To better connect merchants with shoppers, we also focused on making it easier for merchants to upload their catalogs and began piloting ways to close the loop on our shopping experience through seamless checkout, which we plan to evolve over the course of 2022.
However, 2021 also brought some challenges to the platform. As pandemic restrictions eased, people began doing more things outside their homes and spending less time at home, which we believe led to lower engagement in some of our more common use cases.
Looking ahead to 2022, we have multiple goals:
•Inspiring content led by creators: We are building a lifestyle publishing platform that is directly in pursuit of our mission to bring people inspiration, plan for their lives and take action, rather than to just entertain. This year, we expect to scale the distribution of Idea Pins through our creator effort. In the long term, we believe these investments in native content and creators could provide more reasons for Pinners to come to Pinterest.
•Becoming the home of taste-driven shopping: People already come to Pinterest to visually explore their tastes and interests before they make a purchase. This year, we plan to continue making investments in developing a more personalized, full funnel shopping experience, as well as helping merchants find buyers who are in-market and ready to purchase. In addition, we plan to invest in and continue to expand seamless checkout experiences over the course of the year.
•Personalizing the Pinner experience: We are excited about a future with creators and native content, and we plan to continue investing in the core Pinner experience in order to surface the most relevant and inspirational content to Pinners at the right time.

1 This non-GAAP financial measure excludes share-based compensation (SBC), depreciation and amortization expense, interest income, interest expense and other income (expense), net, provision for income taxes, non-cash charitable contributions and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. For more information on this, please see “About non-GAAP financial measures.”

•Providing value to advertisers: In 2022, we are focused on improving the efficiency of our ads marketplace, using more automation to optimize for advertiser value and continuing the effort to more effectively measure the unique value of advertising on Pinterest in a changing industry and privacy landscape. Furthermore, we plan to make investments across our ad technology stack that are directly linked to providing more value to mid-sized and managed small advertisers.
•Creating a positive platform: We are working hard to make Pinterest a positive platform on the Internet. We plan to continue to invest in content safety and aim to build publishing tools that focus on inspiration rather than social comparison.
Q421 Business Highlights
Pinner Experience
Inspiring content
Q4 culminated in our biggest product launch ever, as we released over 50 new features to grow native content and creators, including Idea Pin publishing tools, new surfaces for creator discovery, commenting and engagement features and trust and safety improvements. We also launched the beta for Creator Rewards, a program designed for creators to earn money for developing original Idea Pins. All of these launches were announced at our second annual Creator Festival and subsequent marketing campaign that featured rising stars and celebrities creating content on Pinterest and engaging with their audiences.
We are seeing early traction with many of these features. The Watch Tab is one of the fastest growing new products we’ve launched and is a unique space for Pinners to engage with video on the platform. And while still early, we’ve seen some creators successfully build an audience and monetize Idea Pins through paid partnership and our Creator Rewards program.
Finally, Pinterest TV has become a unique space that blends the world of creator recommendations and online shopping, something that is already a natural part of Pinterest. It’s still early, but so far every creator who has hosted a Pinterest TV episode has grown their following on the platform, with some creators more than doubling their followers after a live episode.
Engagement
Our global MAUs declined year over year in Q4. There was less engagement when compared to the year ago quarter in some of our core use cases, including home decor, cooking and DIY due to pandemic restrictions easing. In addition, lower search traffic (driven by Google’s algorithm change in November) negatively impacted our MAUs on a year-over-year basis. In fact, we believe lower search traffic was the primary reason for the sequential decline in MAUs from Q3 to Q4 in both the US and international markets. Finally, there has been increasing competition for time spent online from video-centric consumer apps, which is particularly pronounced in our more mature markets.
Despite these headwinds, we continue to see resilience in certain types of engagement. MAUs using our mobile apps (who account for a significant majority of our impressions and ad revenue) continued to show relative strength versus total MAUs. During Q4, global mobile app MAUs grew by mid single-digit percentages year over year. Furthermore, year-over-year growth in our global Gen Z cohort grew high single digits in Q4. Shopping engagement also remained an area of strength, as the number of Pinners engaging with shopping surfaces grew over 20% both quarter over quarter and year over year in Q4, even as we lapped extensive product feature launches in the back half of 2020.
In 2022, we plan to increase investment in our Pinner experience and continue to build out our creator-led content ecosystem. In the near term, we will be focusing on improving our core planning and personalization engines, which we believe should bring new and previous users to Pinterest. Over the longer term, we believe our investments in our creator-publisher platform should generate greater session frequency and depth of engagement. While our publisher model is still nascent, some of our early returns have been encouraging.
Shopping
We are designing Pinterest as a go-to shopping destination, where Pinners can not only browse but also discover and purchase products they are inspired by on Pinterest. Catalog uploads were up over 100% Y/Y globally in Q4 and in international markets they were up over 400% Y/Y in Q4, which speaks to the early success we’ve seen expanding shopping to international markets.

Earlier this week, we launched AR Try On for Home Decor, a visual search feature Pinners can use to see home decor and furniture products in their own space in 3D using the Pinterest camera. This is our third augmented reality launch, following lipstick Try On in 2020 and eyeshadow Try On in 2021. AR-enabled Pins are shoppable and link directly to the retailer’s checkout page so the Pinner can make the purchase after trying.
Pinterest for Business
Q4 marked another solid holiday season for Pinterest, with revenue growing 20% year over year on top of an acceleration to 76% growth in Q4 2020. Strength was driven by retail advertisers, a similar trend to Q3. Mid-sized and managed small advertisers also contributed to growth in Q4 as did our international business, which is now approximately 23% of total revenue.
Full funnel platform
We continue to invest in building out a full funnel platform from inspiration to action. We believe Pinterest is unique in that ads on Pinterest look and feel like organic content, and oftentimes match the commercial intent users bring across different stages of the purchase funnel. In fact, when managed advertisers activate a full-funnel (or multi-objective) media strategy, they drive a 40% increase in return on ad spend on average compared to advertisers that are only active on one campaign objective, based on the period from January 2021 to December 2021. Furthermore, our investments in more performant advertising are paying off, which was especially true during the conversion heavy holiday season when advertisers are looking to drive sales. We saw strength from catalog sales and conversion optimization, growing faster than overall revenue. Shopping functionality and shoppable inventory continues to be a main focus for the company.
Helping advertisers succeed
We continue to focus on delivering performance and proving our value to advertisers as we diversify our advertiser base. This is increasingly important as we attract smaller brands and as the feedback loop to measure performance evolves across the industry. In Q4, we made progress on both of these fronts. On delivering performance, we provided more efficient delivery to advertisers on some of the most important days of the quarter. On Black Friday specifically, automatic bidding helped our systems efficiently deliver ~30% more budget on a week over week basis while maintaining advertiser goals. On proving the value we’re driving for advertisers, we saw increased adoption of our first party measurement products, and by the end of the year, we saw over 100% increase in advertiser adoption of Pinterest Conversion Analysis (PCA) and Pinterest Conversion List (PCL). First party solutions remain an investment focus going forward as we help advertisers understand the unique value of the early touch and full funnel experience Pinterest offers.

Q421 Financial Highlights
Q4 revenue grew 20% year over year to $847 million. Strength came from retail advertisers, but was offset by continued weakness among CPG advertisers. Our global Monthly Active Users (MAUs) decreased 6% year over year to 431 million. We believe the decline was primarily impacted by the pandemic unwind and lower search traffic. Our Q4 GAAP net income was $175 million or 21% of revenue. Non-GAAP net income2 was $339 million and our Adjusted EBITDA1 was $351 million or 41% of revenue.
Users
Global MAUs at quarter-end were 431 million, representing a contraction of 6% year over year. We believe the decline was due to the pandemic unwind and lower search traffic (driven by Google’s algorithm change in November). There has also been increasing competition for time spent online from video-centric consumer apps, which is particularly pronounced in our more mature markets. By region:
•U.S. MAUs were 86 million, a decrease of 12% year over year compared to 98 million in the same period of the previous year.
•International MAUs were 346 million, an decrease of 4% year over year in comparison to the 361 million in the same period of the previous year.
Revenue
Total revenue was $847 million, an increase of 20% year over year compared to Q4 2020. Q4 revenue growth was driven by strong demand from retail advertisers. We saw added strength from our mid-sized and managed small advertisers, and international advertisers. These trends were offset by continued headwinds from CPG advertisers, who were impacted by supply chain and other macroeconomic issues.
By region3:
•Total U.S. revenue was $648 million, an increase of 11% year over year. U.S. revenue increases were driven by ARPU.
•Total international revenue was $199 million or 23% of revenue, an increase of 61% year over year and compared to 17% of revenue in Q4 2020. International revenue increases were driven by ARPU.
ARPU
Global ARPU grew 23% year-over-year to $1.93, compared to $1.57 in Q4 2020. The expansion in global ARPU was driven primarily by advertising demand. By region:
•U.S. ARPU was $7.43, an increase of 25% year over year.
•International ARPU was $0.57, an increase of 62% year over year. We continue to build our sales coverage, expand our advertiser base, increase our shoppable content and execute on our strategy to provide relevant ads to our users in regions outside of the U.S.
Expenses
Total costs and expenses were $667 million, including $140 million of share-based compensation (SBC) and amortization of acquired intangible assets. Our total costs and expenses grew 33% year-over-year, including a $49 million one-time, SBC charge related to Evan Sharp’s transition and a $25 million non-cash charitable contribution. Total non-GAAP costs and expenses2 were $502 million, representing 59% of revenue compared to 59% of revenue in the year-ago quarter. Our non-GAAP costs and expenses grew 21% year-over-year. The growth reflects an increase in brand marketing campaigns and an increase in headcount. Our income from operations totaled $179 million, or 21% of revenue, compared to income of $205 million and 29% for the same period in 2020. Non-GAAP
2 This non-GAAP financial measure excludes SBC, amortization of acquired intangible assets, non-cash charitable contributions and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. For more information on this, please see “About non-GAAP financial measures.”
3 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. US and international may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses.

income from operations2 was $344 million, or 41% of revenue, compared to income of $292 million, or 41% for the same period in 2020.
Costs and expenses
•Cost of revenue was $141 million or 17% of revenue, down from 18% in the year-ago quarter. Non-GAAP cost of revenue4 was $139 million or 16% of revenue, down from 18% of revenue in the year-ago quarter. The decrease as a percentage of revenue is due to lower infrastructure rates.
•Research and development expenses were $241 million, up 47% year over year, including a one-time $49 million SBC charge related to Evan Sharp’s transition. On a non-GAAP basis, expenses grew 24% year over year to $126 million. The increase was due primarily to higher headcount.
•Sales and marketing expenses were $191 million, up 58% year over year. On a non-GAAP basis, expenses grew 63% year over year to $177 million. The increase was due primarily to our brand marketing campaign which resumed in Q4 and higher headcount.
•General and administrative expenses were $95 million, up 9% year over year. The increase was largely due to a $25 million non-cash charitable contribution. On a non-GAAP basis, expenses decreased 21% year over year to $61 million primarily due to a legal charge in Q4’20. Excluding this charge, G&A grew 12% Y/Y.
Net income (loss) and Adjusted EBITDA
Net income was $175 million or 21% of revenue, compared to net income of $208 million, or 29% for the same period in 2020. Non-GAAP net income2 was $339 million, or 40% of revenue, compared to $294 million, or 42% for the same period in 2020.
Adjusted EBITDA1 was $351 million, or 41% of revenue, compared to the year-ago quarter Adjusted EBITDA of $299 million, or 42% of revenue.
Balance sheet and cash flows
•We ended the quarter with approximately $2.48 billion in cash, cash equivalents and marketable securities.
•Net cash provided by operating activities for the twelve months ended December 31, 2021 was $753 million, an improvement from $29 million in the same period last year.

4 This non-GAAP financial measure excludes SBC and amortization of acquired intangible assets. For more information on this, please see “About non-GAAP financial measures.”

FY21 Financial Highlights
•Total revenue for 2021 was $2.58 billion, an increase of 52% year-over-year compared to 2020. Revenue growth was driven by ad product improvements and continued expansion in international markets.
•Net income for 2021 was $316 million or 12% of revenue, compared to a loss of $128 million, or (8)% for 2020. The increase in net income was driven by higher revenue. Non-GAAP net income2 was $778 million, or 30% of revenue, compared to income of $283 million, or 17% for 2020. The improvement in non-GAAP net income was driven by higher revenue.
•Adjusted EBITDA1 for 2021 was $814 million, or 32% of revenue, compared to 2020 Adjusted EBITDA of $305 million, or 18% of revenue.

Guidance
Our current expectation is that Q1 revenue will grow in the high teens percentage range year over year. We expect our non-GAAP operating expenses to grow around 10% quarter-over-quarter in Q15. For the full year, we expect non-GAAP operating expenses to grow around 40% year-over-year as we ramp up our investments in our native content ecosystem, core Pinner experience, and headcount across research and development and sales and marketing5.
As of February 1, 2021, U.S. MAUs were approximately 86.6 million and global MAUs were approximately 436.8 million6.
We intend to provide further detail on our outlook during the conference call.
Our key strategic priorities for 2022 are anchored in creator-led and inspirational content, shopping, Pinner experience, and advertiser success. We plan to scale our native content ecosystem, and we expect research and development efforts to continue to focus on shopping, Pinner product, ad product and measurement investments. We also intend to grow our headcount further to fund our strategic initiatives. We think these investments will support long-term growth and continue to build the foundations for a scaled business over time.

_____________
5 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP operating expenses or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results and, as such, we also believe that any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.
6 Results, trends and outlook for the Q1 2022 period to date are preliminary, subject to change, and may not be an indication of future performance.

Closing
We will host a Q&A webcast at 1:30pm Pacific time/ 4:30pm Eastern time today to discuss these results and our outlook. A live webcast will be available on Pinterest’s Investor Relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.
Sincerely,

Ben Silbermann	Todd Morgenfeld
Co-Founder, President and CEO	CFO and Head of Business Operations

Forward-looking statements
This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance. Words such as "believe," "project," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: uncertainty regarding the duration and scope of the coronavirus, including its variants, referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of user engagement and advertising activity; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the impact of the COVID-19 pandemic on our planned investments, operations, expenses, revenue, cash flow, liquidity, users and engagement; our ability to attract,retain and resurrect users and maintain and grow their engagement levels; our ability to provide useful and relevant content; our ability to attract and retain creators that create relevant and engaging content on our platform; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on online application stores’ and internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with our hosting services and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. All information provided in this letter to shareholders and in the earnings materials is as of February 3, 2022. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.
We define Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net, provision for income taxes, non-cash charitable contributions and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net income exclude amortization of acquired intangible assets, share-based compensation expense, non-cash charitable contributions and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. Non-GAAP income from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net income per share is calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share to evaluate our operating results and for financial and operational decision-making purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share rather than net income (loss), net margin, total costs and expenses, income (loss) from operations, net income (loss) and net income (loss) per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables under "Reconciliation of GAAP to non-GAAP financial results" included at the end of this letter.

Limitation of key metrics and other data
The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as an authenticated Pinterest user who visits our website, opens our mobile application or interacts with Pinterest through one of our browser or site extensions, such as the Save button, at least once during the 30-day period ending on the date of measurement. Unless otherwise indicated, we present MAUs based on the number of MAUs measured on the last day of the current period. We measure monetization of our platform through our average revenue per user metric. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average of the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,419,630	$669,230
Marketable securities	1,060,488	1,091,076
Accounts receivable, net of allowances of $8,282 and $8,811 as of December 31, 2021 and 2020, respectively	653,355	563,733
Prepaid expenses and other current assets	48,090	33,502
Total current assets	3,181,563	2,357,541
Property and equipment, net	53,401	69,375
Operating lease right-of-use assets	227,912	155,916
Goodwill and intangible assets, net	61,115	13,562
Other assets	13,247	13,065
Total assets	$3,537,238	$2,609,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,675	$49,491
Accrued expenses and other current liabilities	242,131	155,340
Total current liabilities	259,806	204,831
Operating lease liabilities	209,181	139,321
Other liabilities	29,508	22,936
Total liabilities	498,495	367,088

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.00001 par value, 6,666,667 shares authorized, 568,228 and 530,140 shares issued and outstanding as of December 31, 2021 and 2020, respectively; Class B common stock, $0.00001 par value, 1,333,333 shares authorized, 88,644 and 96,232 shares issued and outstanding as of December 31, 2021 and 2020, respectively	7	6
Additional paid-in capital	5,059,528	4,574,934
Accumulated other comprehensive income (loss)	(2,181)	2,480
Accumulated deficit	(2,018,611)	(2,335,049)
Total stockholders’ equity	3,038,743	2,242,371
Total liabilities and stockholders’ equity	$3,537,238	$2,609,459

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$846,655	$705,617	$2,578,027	$1,692,658
Costs and expenses:
Cost of revenue	141,248	129,023	529,320	449,358
Research and development	240,856	163,710	780,264	606,194
Sales and marketing	190,525	120,766	641,279	442,807
General and administrative	94,578	86,969	300,977	336,803
Total costs and expenses	667,207	500,468	2,251,840	1,835,162
Income (loss) from operations	179,448	205,149	326,187	(142,504)
Interest income	822	1,854	4,204	16,119
Interest expense and other income (expense), net	(3,429)	1,509	(9,420)	(635)
Income (loss) before provision for income taxes	176,841	208,512	320,971	(127,020)
Provision for income taxes	2,142	671	4,533	1,303
Net income (loss)	$174,699	$207,841	$316,438	$(128,323)
Net income (loss) per share:
Basic	$0.27	$0.34	$0.49	$(0.22)
Diluted	$0.25	$0.30	$0.46	$(0.22)
Weighted-average shares used in computing net income (loss) per share:
Basic	651,077	618,214	640,030	596,264
Diluted	690,167	689,194	691,651	596,264

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2021	2020
Operating activities
Net income (loss)	$316,438	$(128,323)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	27,500	36,988
Share-based compensation	415,382	321,020
Non-cash charitable contributions	45,300	2,748
Other	9,607	8,332
Changes in assets and liabilities:
Accounts receivable	(88,862)	(253,173)
Prepaid expenses and other assets	(14,727)	4,128
Operating lease right-of-use assets	43,995	41,898
Accounts payable	(33,451)	15,721
Accrued expenses and other liabilities	82,435	23,647
Operating lease liabilities	(50,710)	(44,160)
Net cash provided by operating activities	752,907	28,826
Investing activities
Purchases of property and equipment and intangible assets	(9,031)	(17,401)
Purchases of marketable securities	(1,104,087)	(1,216,260)
Sales of marketable securities	274,654	265,422
Maturities of marketable securities	849,520	920,300
Acquisition of business, net of cash acquired	(36,914)	—
Other investing activities	—	316
Net cash used in investing activities	(25,858)	(47,623)
Financing activities
Proceeds from exercise of stock options, net	23,912	78,282
Shares repurchased for tax withholdings on release of restricted stock units	—	(56,894)
Payment of deferred offering costs and other financing activities	(1,750)	(1,750)
Net cash provided by financing activities	22,162	19,638
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,058)	327
Net increase in cash, cash equivalents and restricted cash	748,153	1,168
Cash, cash equivalents and restricted cash, beginning of period	678,911	677,743
Cash, cash equivalents and restricted cash, end of period	$1,427,064	$678,911

Supplemental cash flow information
Accrued property and equipment	$2,875	$820
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$118,977	$15,089

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets
Cash and cash equivalents	$1,419,630	$669,230
Restricted cash included in prepaid expenses and other current assets	1,137	571
Restricted cash included in other assets	6,297	9,110
Total cash, cash equivalents and restricted cash	$1,427,064	$678,911

PINTEREST, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Share-based compensation by function:
Cost of revenue	$1,931	$1,816	$7,438	$7,865
Research and development	115,048	62,097	309,715	218,718
Sales and marketing	13,400	11,842	52,691	35,645
General and administrative	9,021	10,464	45,538	58,792
Total share-based compensation	$139,400	$86,219	$415,382	$321,020

Amortization of acquired intangible assets by function:
Cost of revenue	$296	$94	$579	$377
Sales and marketing	45	—	45	—
General and administrative	197	158	711	636
Total amortization of acquired intangible assets	$538	$252	$1,335	$1,013

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$667,207	$500,468	$2,251,840	$1,835,162
Share-based compensation	(139,400)	(86,219)	(415,382)	(321,020)
Amortization of acquired intangible assets	(538)	(252)	(1,335)	(1,013)
Non-cash charitable contributions	(24,810)	—	(45,300)	—
Termination of future lease contract	—	—	—	(89,500)
Total non-GAAP costs and expenses	$502,459	$413,997	$1,789,823	$1,423,629

Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$174,699	$207,841	$316,438	$(128,323)
Depreciation and amortization	7,201	7,814	27,500	36,988
Share-based compensation	139,400	86,219	415,382	321,020
Interest income	(822)	(1,854)	(4,204)	(16,119)
Interest expense and other (income) expense, net	3,429	(1,509)	9,420	635
Provision for income taxes	2,142	671	4,533	1,303
Non-cash charitable contributions	24,810	—	45,300	—
Termination of future lease contract	—	—	—	89,500
Adjusted EBITDA (1)	$350,859	$299,182	$814,369	$305,004

(1)Non-cash charitable contributions of $2.7 million were not excluded for non-GAAP purposes for the year ended December 31, 2020 as these were not material.

PINTEREST, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Reconciliation of net income (loss) to non-GAAP net income:
Net income (loss)	$174,699	$207,841	$316,438	$(128,323)
Share-based compensation	139,400	86,219	415,382	321,020
Amortization of acquired intangible assets	538	252	1,335	1,013
Non-cash charitable contributions	24,810	—	45,300	—
Termination of future lease contract	—	—	—	89,500
Non-GAAP net income (1)	$339,447	$294,312	$778,455	$283,210

Basic weighted-average shares used in computing net income (loss) per share	651,077	618,214	640,030	596,264
Weighted-average dilutive securities (2)	39,090	70,980	51,621	72,701
Diluted weighted-average shares used in computing non-GAAP net income per share	690,167	689,194	691,651	668,965
Non-GAAP net income per share	$0.49	$0.43	$1.13	$0.42

(1)Non-cash charitable contributions of $2.7 million were not excluded for non-GAAP purposes for the year ended December 31, 2020 as these were not material.
(2)Gives effect to potential common stock instruments such as stock options, unvested restricted stock units and unvested restricted stock awards.